UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	October 16, 2006

A. SCHULMAN, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-7459	34-0514850

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3550 West Market Street, Akron, Ohio	44333

(Address of principal executive offices)	(Zip Code)
(330) 666-3751

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
     On October 16, 2006, the Compensation Committee (the “Committee”) of the Board of Directors of A. Schulman, Inc. (the “Company”) adopted a cash bonus plan (the “2007 Bonus Plan”) for its Named Executive Officers (“NEOs”) and also awarded cash bonuses for fiscal 2006 performance and set salaries for fiscal 2007. Bonuses for fiscal 2006 and salary for fiscal 2007 for the NEOs are as follows:

Named Executive Officer	2006 Bonus	2007 Salary
Terry L. Haines, President, Chief Executive Officer and Chairman of the Board	$334,260	$675,000
Robert A. Stefanko, retired as Chief Financial Officer during 2006	$228,420	*
Paul F. DeSantis, Chief Financial Officer, Vice President and Treasurer	$120,000	$300,000
Barry A. Rhodes, Executive Vice President, Chief Operating Officer, North America	$120,000	$300,000
Ronald G. Andres, Vice President North American Operations	$55,000	$195,000
Gary J. Elek, Vice President — Controller, North America	$46,000	$183,000
     * Mr. Stefanko will retire from the Company effective October 31, 2006. His retirement compensation was previously disclosed in the Company’s Current Report on Form 8-K dated April 17, 2006.
     Under the 2007 Bonus Plan, bonuses are targeted as follows:

	2007 Bonus		2007 Bonus
Named Executive Officer	Threshold	2007 Bonus Target	Maximum
Terry L. Haines, President, Chief Executive Officer and Chairman of the Board	35% of salary	70% of salary	105% of salary
Paul F. DeSantis, Chief Financial Officer, Vice President and Treasurer	25% of salary	50% of salary	75% of salary
Barry A. Rhodes, Executive Vice President, Chief Operating Officer, North America	25% of salary	50% of salary	75% of salary
Ronald G. Andres, Vice President North American Operations	20% of salary	40% of salary	60% of salary
Gary J. Elek, Vice President — Controller, North America	20% of salary	40% of salary	60% of salary

     For the Chief Executive Officer, Chief Financial Officer and Chief Operating Officer, a portion of their bonus (in the indicated percentages) will be dependent upon the Company’s performance (based on consolidated worldwide operations) in the following metrics: Net Income (20%), Cash Flow from Operations (15%) and Return on Invested Capital (15%). The remaining fifty percent of their bonus will be dependent upon achieving various individual performance goals. For the other NEOs, a portion of their bonus (in the indicated percentages) will be dependent upon the Company’s North American segment’s performance in the following metrics: Net Income (20%), Cash Flow from Operations (15%) and Return on Invested Capital (15%). The remaining fifty percent of their bonus will be dependent upon achieving various individual performance goals.
     In addition, the Committee approved an amended and restated Directors Deferred Units Plan (the “Directors Plan”) a copy of which is attached as Exhibit 99.1 hereto and incorporated by reference herein. The following description is qualified in its entirety by reference to the text of the Directors Plan.
     As part of the A. Schulman, Inc. 2002 Equity Incentive Plan (the “2002 Plan”), the Company’s Directors could elect, prior to the commencement of any calendar year, to defer all or a portion of the director fees otherwise payable to them in cash in lieu of a credit for a number of units (the “Units”) equal to the amount of the director fee deferred divided by the fair market value of the Company’s common stock on the last day of the prior calendar year. Upon a Director ceasing to be a member of the Board of Directors, Units were paid in cash based on the fair market value of the Company’s shares of common stock on the date of severance. The portion of the 2002 Plan dealing with Units was amended and restated in the Directors Plan as a separate plan.
     Pursuant to the terms of the Directors Plan, a Director may elect, prior to the first day of any calendar year, to defer all or a portion of his or her director fees in such calendar year. Any Director who is currently deferring fees pursuant to the terms of the 2002 Plan will continue to defer fees in accordance with the terms of the Directors Plan for the remainder of the calendar year. Deferred director fees for each calendar quarter are aggregated and credited to an account for each participating Director (the “Account”) until the last day of each quarter (a “Valuation Date”). In addition, on each Valuation Date the Account is credited with the amount of any dividends that would have been paid to the Director had he or she actually owned shares of the Company’s common stock equal to the number of Units in the Account at the time of the dividend payment. On each Valuation Date, all amounts credited to the Account are converted into Units by dividing the amount in the Account by the closing price of the Company’s stock on the Valuation Date. Upon the earlier of a Director’s separation from service as a Director, a change of control or a Director’s disability (each a “Triggering Event”), Units will be converted into cash and paid to the Director in a single lump sum. Units will be converted into cash and paid to a Director no later than March 15 of the calendar year that begins after the calendar year during which a Triggering Event occurs. The conversion into cash will be made using the closing price of the Company’s shares of common stock on the date prior to the date that payment is made.
     In addition, on October 18, 2006, the Company entered into indemnification agreements (the “Indemnification Agreement”) with each of its Executive Officers and Directors. A copy of the form of Indemnification Agreement is attached as Exhibit 99.2 hereto and incorporated by reference herein. In general, each Indemnification Agreement requires the Company to indemnify and advance expenses to Executive Officers and Directors for claims against them relating to their service to the Company. Reference is made to the text of the Indemnification Agreement for additional terms and conditions.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.
(d)	Exhibits.

Exhibit Number	Description
99.1	A. Schulman, Inc. Directors Deferred Units Plan.

99.2	Form of Indemnification Agreement.

Signature
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

A. Schulman, Inc.
By:	/s/ Paul F. DeSantis
Paul F. DeSantis
Chief Financial Officer, Vice President and Treasurer

Date: October 20, 2006

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